          As filed with the Securities and Exchange Commission on June 13, 2000.
                                                     Registration No. 333-______
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ______________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ______________

                                 MEDAREX, INC.
            (Exact name of registrant as specified in its charter)

                          ___________________________

      New Jersey                               8731                             22-2822175
(State or other jurisdiction of       (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)        Classification Code Number)            Identification No.)

                           707 State Road, Suite 206
                          Princeton, New Jersey 08540


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ___________________________

                              Donald L. Drakeman
                                 Medarex, Inc.
                           707 State Road, Suite 206
                         Princeton, New Jersey  08540
                                (609) 430-2880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             _______________________

                                  Copies to:

          W. Bradford Middlekauff                                        Dwight A. Kinsey, Esq.
Vice President, General Counsel and Secretary                   Satterlee Stephens Burke & Burke LLP
               Medarex, Inc.                                                230 Park Avenue
        707 State Road, Suite 206                                       New York, New York 10169
       Princeton, New Jersey 08540                                             (212) 818-9200
            (609) 430-2880

                            _______________________

       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                          ___________________________

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box [_].


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                              Proposed maximum          Proposed maximum
  Title of each class of securities to be    Amount being     offering per price per    aggregate offering    Registration
  registered                                  registered      unit/(1)/                 price/(1)/                 Fee
----------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01 per
  share................................        123,001             $67.625                $8,317,943              $2,196
----------------------------------------------------------------------------------------------------------------------------
                                                              TOTAL.....................................          $2,196
============================================================================================================================

          (1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, on the basis of the average of the high and low sale prices reported on the Nasdaq National Market as of June 7, 2000.

                           _________________________

          The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
----------

                                123,001 Shares

                                 MEDAREX, INC.

                                 Common Stock

     Medarex, Inc., is a leading human monoclonal antibody-based company with integrated discovery, development and clinical supply manufacturing capabilities. All of the shares of our Common Stock being offered with this Prospectus are being offered by Novartis Pharma AG.

     Novartis and any broker-dealers, agents or underwriters that participate with Novartis in the distribution of the Common Stock may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. The Common Stock may be offered by Novartis in one or more transactions in the over-the-counter market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Stock may be sold either (a) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this Prospectus (for example, in transactions with a "market maker") or (b) in brokerage transactions, including transactions in which the broker solicits purchasers.

     We have agreed to pay all of the expenses of this offering estimated to be approximately $25,000. We will not receive any of the proceeds from the sale of the Common Stock being offered hereby. All brokerage commissions and other similar expenses will be paid by Novartis. The aggregate proceeds to Novartis from the sale of the Common Stock will be the purchase price thereof, less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not paid by us.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "MEDX." The closing price per share reported on the Nasdaq National Market on June 12, 2000 was $79.06.

                              ------------------

Investment in the Common Stock involves certain risks. See "Risk Factors" beginning on page 5.

                              ------------------

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is June 13, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") until all of the Common Stock offered hereby is sold. This Prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act").

          .  Annual Report on Form 10-K for the year ended December 31, 1999;

          . Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000; and

          . Proxy Statement dated April 10, 2000 filed in connection with our Annual Meeting of Shareholders held on May 18, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                 Medarex, Inc.
                           707 State Road, Suite 206
                         Princeton, New Jersey  08540
           Attention: Vice President, General Counsel and Secretary

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Common Stock will not be offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

     We are a leading human monoclonal antibody-based company with integrated discovery, development and clinical supply manufacturing capabilities. We are able to create fully human monoclonal antibodies in our genetically engineered "HuMAb-Mice." These mice are "transgenic"--that is, the mouse genes for creating antibodies have been inactivated and have been replaced by human antibody genes. To date, 22 companies have acquired the rights to use our HuMAb-Mice in their development of new products, including major pharmaceutical and biotechnology companies such as Novartis A.G., Amgen, Inc., Immunex Corporation, Schering AG and Johnson & Johnson.

     As new disease-related targets are continually being discovered through genomic and other research programs, we intend to use our HuMAb-Mice and additional human antibody technology to develop therapeutic products for ourselves and for our existing and prospective corporate partners. To this end, we have recently entered into a strategic alliance with Eos Biotechnology, Inc., to develop and commercialize at least six and up to nine genomics-derived antibody-based therapeutic products for the treatment or prevention of life threatening diseases that may include breast, colorectal and prostate cancers.

     We believe that genomic and other research techniques are leading to the discovery of an unprecedented number of potential targets for therapeutic antibody products. To date, nine monoclonal antibody-based products have been approved for sale by the FDA. The estimated 1999 revenues for the six highest selling of these antibodies are $1.3 billion worldwide. The majority of these antibodies have been on the market for less than three years. Most of the antibodies currently in development, and all of the antibodies that form the basis of these approved products, have been made in normal, or "wild type," mice and subsequently made "chimeric" or "humanized," leading to a product that contains both human and rodent proteins. These remaining rodent proteins may be recognized by a patient's immune system as "foreign," potentially limiting the utility of the product or causing allergic reactions. Instead of engineering mouse antibodies to make them humanized, we have genetically engineered mice so that they make fully human antibodies.

     Using our genetically engineered mice, it is possible to create and develop product candidates very rapidly. We have recently been able to complete the process of making a very high affinity human antibody to a therapeutic target and filed an IND with the FDA in less than 12 months. We believe that this efficient and rapid development capability will provide an attractive platform for product development for our corporate partners and for our own in-house development programs.

     The potential of our engineered mice to rapidly generate high affinity, fully human antibodies has led to numerous corporate partnerships under which biopharmaceutical companies have acquired the right to use our HuMAb-Mice. We initiated or expanded six corporate partnerships in 1998, and an additional six in 1999. We are currently negotiating additional arrangements, and expect to enter into several new or expanded corporate partnerships in 2000 and in each of the next several years.

     The financial terms of our corporate partnerships typically include license fees and a series of milestone payments commencing upon initiation of clinical trials through commercialization which may total up to $7 to $10 million per target if the antibody receives approval from the FDA and equivalent foreign agencies. We also will receive royalties on product sales. In some cases, our corporate partners reimburse us for research and development activities conducted on their behalf. Generally, under the terms of these collaborations, our corporate partners are responsible for all costs of product development, manufacturing and marketing of any products.

     We recently announced that we expanded our ability to create human antibodies by entering into a binding letter of intent for a corporate partnership with Kirin Brewery Co., Ltd. This arrangement will provide us with certain rights to use, and to provide our corporate partners outside of Asia with access to, Kirin's Tc Mouse technology. Like our HuMAb-Mice, Kirin's Tc Mice have been designed to create fully human antibodies. The Tc Mouse, however, is "transchromosomic," meaning that 100% of the human antibody genes contained in the transplanted chromosomes are present in the mouse.

     Over 200 companies are developing monoclonal antibody-based products. We believe that many of these companies are potential partners for our HuMAb-Mouse and Kirin's Tc Mouse technology. In part, this reflects the enormous increase in knowledge about potential targets currently in research and development. For example, genomics research has identified that there are over 100,000 human genes, many of which are expected to be disease-related. In many cases, these genes encode proteins that may be attractive targets for monoclonal antibody-based products. We believe that our genetically engineered mice and our product development experience coupled with our cGMP manufacturing facilities will allow us to rapidly create and develop numerous fully human antibodies based upon these targets. We intend to develop some of these products for our own portfolio and some in collaboration with our existing and prospective corporate partners.

     In addition to our fully human antibody discovery capabilities, we also have the resources to develop other monoclonal antibody products from creation through preclinical development, clinical trials and clinical supply manufacturing under the FDA's regulations. This was the principal focus of our business prior to the acquisition of our HuMAb-Mouse technology in 1997, and it led to eight products in clinical trials. All of these products are based on mouse or humanized antibodies. We have recently entered into corporate partnerships with a number of companies and are seeking additional alliances that will support the costs of developing this portfolio of mouse and humanized monoclonal antibody-based products. For some of these products, we have retained commercial rights in North America, and in other cases, we will potentially receive milestone payments and royalties on commercial sales. We believe that transferring the costs of developing our mouse and humanized antibody-based products to these corporate partnerships will allow us to focus our resources and efforts on our human antibody business and the development of new fully human monoclonal antibody-based products and services.

     We were incorporated in New Jersey on July 6, 1987. Our principal executive offices are located at 707 State Road, Suite 206, Princeton, New Jersey 08540. Our telephone number is (609) 430-2880.

                                 RISK FACTORS


     You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. Some of the following risks relate principally to our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Product candidates developed from our HuMAb-Mouse technology are in early stages of development. Only one of our fully human monoclonal antibody products has entered clinical trials. No product candidates employing our human antibody technology have completed clinical trials.

     Our human antibody technology is a new approach to the generation of antibody-based therapeutic products. Product candidates employing our human antibody technology are in early stages of development. Only a limited number of fully human antibody product candidates employing our human antibody technology have been generated pursuant to our collaborations, and only one of these fully human monoclonal antibody product candidates has entered clinical trials. Only one investigational new drug application, or IND, has been submitted and clinical trials have not begun for any additional product candidates employing our human antibody technology. In addition, we are not aware of any commercialized fully human monoclonal antibody therapeutic products that have been generated from any technologies similar to ours. We cannot be certain that any product candidates employing our human antibody technology will advance beyond the early stages of product development or demonstrate clinical efficacy.

     We cannot be certain that our human antibody technology will generate antibodies against all the antigens to which it is exposed in an efficient and timely manner, if at all. If our human antibody technology fails to generate antibody product candidates, and if we or our partners do not succeed in the development of products employing our antibody technology, those product candidates may not be approved or commercialized and our business will suffer.

Our product candidates developed from mouse and humanized antibody technologies are in early stages of development. None of these product candidates has completed clinical trials. Further development of these products will depend upon the efforts of our corporate partners.

     Our mouse and humanized monoclonal antibody therapeutic products are still under development, and no revenues have been generated from their sale. Prior to the acquisition of our HuMAb-Mouse technology in 1997, these products were the principal focus of our business and led to eight products in clinical trials. All of these products were based on mouse or humanized antibodies. Only one of such products progressed to Phase III clinical trials, enrollment in which is currently suspended.

     We have recently entered into corporate partnerships with a number of companies and are seeking additional alliances that will support the costs of developing our portfolio of mouse and humanized monoclonal antibody-based product candidates. The success of these products is dependent upon the efforts of our corporate partners in developing these products in the future. Neither we nor our present or proposed corporate partners know if any of these products will be effective, or if significant toxic side effects will occur negating the therapeutic utility, if any, of these product candidates.

We have incurred large operating losses and these losses may continue.

     We have incurred large operating losses and these losses may continue. In particular, as of March 31, 2000, we had an accumulated deficit of approximately $130.8 million. Our losses have resulted principally from:

     . research and development costs relating to the development of our technology and antibody product candidates; and

     . general and administrative costs relating to our operations.

     We intend to continue to make significant investments in:

     . preclinical testing and clinical trials;

     . research and development;

     . establishing new collaborations; and

     . investing in new technologies.

     We do not know when or if we or our corporate partners will complete any pending or future product development efforts, receive regulatory approval or successfully commercialize any approved products. We may continue to incur substantial operating losses even if our revenues increase. As a result, we cannot predict the extent of future losses or the time required for us to achieve profitability, if at all.

Our operating results may vary significantly from period-to-period and these variations may be difficult to predict. These variations may adversely affect the trading price of our common stock.

     Our future revenues and operating results are expected to vary significantly from period-to-period due to a number of factors. Many of these factors are outside of our control. These factors include:

     . the timing of the commencement, completion or termination of collaborative agreements;

     . the introduction of new products and services by us, our collaborative partners or our competitors;

     . delays in preclinical testing and clinical trials;

     . costs and expenses associated with preclinical testing and clinical trials;

     . the timing of regulatory approvals, if any;

     . sales and marketing expenses; and

     . the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and facilities.

     Our revenues in any particular period may be lower than we anticipate and, if we are unable to reduce spending in that period, our operating results will be adversely affected. You should not rely on period-to-period comparisons of our results of operations as an indication of future performance.

     It is likely that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

Clinical trials will need to be conducted for all product candidates employing our antibody technology. These trials are expensive and time-consuming and their outcome`is uncertain.

     Product candidates employing our antibody technology must demonstrate that they are safe and effective for use in humans through preclinical testing and clinical trials in order to be approved for commercial sale.

     Conducting clinical trials is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity, novelty and intended use of the product candidate, and often can be several years or more. Delays associated with products for which we are directly conducting preclinical or clinical trials will cause us to incur additional operating expenses. The commencement and rate of completion of clinical trials may be delayed by many factors, including:

     . inability to manufacture sufficient quantities of qualified cGMP materials for clinical trials;

     . slower rates of patient recruitment;

     . inability to adequately observe patients after treatment;

     . unforeseen safety issues; and

     . government or regulatory delays.

     Even if we obtain positive results from preclinical or clinical trials, we may not achieve the same success in future trials. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for product candidates employing our human antibody technology. The failure of clinical trials to demonstrate safety and efficacy for our desired indications could harm the development of that product candidate as well as other product candidates, and our business and results of operations will suffer.

Market acceptance for product candidates employing our antibody technology is uncertain. If these products fail to gain acceptance, our business will suffer.

     Even if clinical trials demonstrate the safety and efficacy of products developed by us or our corporate partners using our technology and all regulatory approvals have been obtained, product candidates employing our antibody technology may not gain market acceptance among physicians, patients, third-party payors and the medical community. For example, the current delivery systems for antibody-based therapeutic products are intravenous and subcutaneous injection, which are generally less well received by patients than tablets or capsule delivery. The degree of market acceptance of any product candidates employing our technology will depend on a number of factors, including:

     . establishment and demonstration of clinical efficacy and safety, especially as compared to conventional treatments;

     . cost-effectiveness;

     . alternative treatment methods;

     . reimbursement policies of government and third-party payors; and

     . marketing and distribution support for our product candidates.

     In addition, many of our activities involve genetic engineering in animals and animal testing. These types of activities have been the subject of controversy and adverse publicity. Animal rights groups and various other organizations and individuals have attempted to stop genetic engineering activities and animal testing by lobbying for legislation and regulation in these areas.

     If products employing our technology do not achieve significant market acceptance, our business will suffer.

The successful commercialization of our antibody products will depend on obtaining coverage and reimbursement for use of these products from third-party payors.

     Sales of pharmaceutical products largely depend on the reimbursement of patients' medical expenses by government health care programs and private health insurers. Without the financial support of the governments or third-party payors, the market for products employing our human antibody technology will be limited. We cannot be sure that third-party payors will reimburse sales of products employing our human antibody technology, or enable us or our corporate partners to sell them at profitable prices.

     Third-party payors control health care costs by limiting both coverage and the level of reimbursement for new health care products. In the future, the US government may institute price controls and further limits on Medicare and Medicaid spending. Internationally, medical reimbursement systems vary with differing degrees of regulation. Pricing controls and reimbursement limitations could affect the payments we receive from sales of products employing our human antibody technology. These variations could harm our ability and the ability of our corporate partners to sell products employing our human antibody technology in commercially acceptable quantities at profitable prices.

We have limited manufacturing capabilities. If we are unable to expand our current facilities to manufacture adequate quantities of products to meet demand, our business and financial condition will be harmed.

     To be successful, our therapeutic products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. While we believe our current facilities are adequate for the limited production of product candidates for clinical trials, our facilities are not yet adequate to produce sufficient quantities of any products for commercial sale. We may seek to expand our facilities to manufacture some products commercially. In order to manufacture products for such purposes, we will have to enhance our existing facilities and obtain requisite consents, or acquire new facilities, which will require additional funds and inspection and approval by the FDA and other regulatory agencies. We have no experience in large-scale manufacturing, and we may not be able to successfully increase our capacity or achieve profitability.

We have no sales or marketing experience. If we are unable to develop adequate sales and marketing capabilities, we may be unable to directly commercialize our products.

     We currently have no sales, marketing or distribution capabilities. We may choose to market some of our products directly through a sales and marketing force. In order to do this, we will have to develop a sales and marketing staff and establish distribution capability. Developing a sales and marketing force would be expensive and time-consuming and could delay any product launch. If we choose to market any of our products directly but are unable to successfully implement a marketing and sales force, our business and operating results will be harmed.

We are dependent on our corporate partners to fund our business and to develop products employing our antibody technology.

     We depend on our corporate partners to fund our business and to develop products employing our antibody technology. We rely on our corporate partners to:

     . fund our business operations;

     . access proprietary antigens for the development of product candidates;

     . fund our research and development activities; fund and conduct preclinical testing and clinical trials;

     . seek and obtain regulatory approvals;

     . manufacture products; and

     . commercialize and market future products.

     Our dependence on our corporate partners subjects us to a number of risks, including:

     . our corporate partners have significant discretion whether to pursue planned activities;

     . we cannot control the quantity and nature of the resources our corporate partners may devote to product candidates;

     . our corporate partners may not develop products employing our antibody technology as expected;

     . business combinations or significant changes in a corporate partner's business strategy may adversely affect that partner's willingness or ability to continue to pursue these product candidates; and

     . our corporate partners may require us to grant exclusive research and development or marketing rights.

     If we do not realize the contemplated benefits from our corporate partnerships, our business will suffer.

If a significant number of our existing corporate partnerships are not completed or are terminated, or if we are not able to establish additional corporate partnerships, we may be required to increase our internal product development and commercialization efforts.

     We have entered into a binding letter of intent with Eos Biotechnology to develop and commercialize at least six and up to nine genomics-derived antibody-based therapeutic products. Pursuant to the terms of the binding letter of intent, to date we have paid Eos Biotechnology $5 million in cash and have deposited $20 million in an interest bearing escrow account. These monies will be released to Eos Biotechnology over time upon their achievement of certain milestones. Eos Biotechnology will also receive up to $75 million in value as credits against certain license fees, milestone payments and royalties that they may otherwise owe to us under our HuMAb-Mouse collaboration for our alliances with Eos Biotechnology and for other Eos Biotechnology collaborations. The binding letter of intent includes the principal terms of the transaction which will be incorporated into a definitive agreement. By its terms, the letter of intent will remain in full force and effect and the parties will operate in accordance with its terms until such time as a definitive agreement is executed. If we are unable to agree on the terms of the definitive agreement, our business may be harmed. We have signed a binding letter of intent with Kirin with respect to its Tc Mouse and our HuMAb-Mouse technologies. This binding letter of intent includes the principal terms of the transaction. Any additional terms are subject to the execution of a definitive agreement. If we cannot agree with Kirin on these additional terms, an arbitrator will decide on the additional terms. If these additional terms are not favorable to us, our business may be harmed. We have also signed a binding letter of intent with Scil Biomedicals GmbH relating to some of our mouse and humanized antibody products. This letter of intent sets forth the principal terms of the transaction which are to be incorporated into a definitive agreement. If we cannot agree on the terms of this agreement, our business may be harmed. In addition, we have signed a non-binding letter of intent with Immuno-Designed Molecules, S.A., or IDM, a biotechnology company based in Paris, France, to collaborate on certain antibody products. We cannot assure you that we will be able to negotiate a definitive agreement with IDM on terms that are favorable to us, if at all.

     We have entered into corporate partnerships and intend to enter into additional corporate partnerships with third parties in the future. In addition, our corporate partners generally have the right to terminate our corporate partnerships at any time. Lengthy negotiations with potential new corporate partners or disagreements between us and our corporate partners may lead to delays or termination in the research, development or commercialization of product candidates. If we are not able to establish additional corporate partnerships on terms that are favorable to us or if a significant number of our existing corporate partnerships are terminated and we cannot replace them, we may be required to increase our internal product development and commercialization efforts. This would likely:

     . limit the number of product candidates that we will be able to develop and commercialize;

     . reduce the likelihood of successful product introduction;

     . significantly increase our need for capital; and

     . place additional strain on management's time.

We may have conflicts of interest with our corporate partners that could adversely affect expectations regarding our collaborations.

     We may have conflicts of interest with our corporate partners that could adversely affect our business. For example, existing or future corporate patters may pursue alternative technologies, including those of our competitors. Disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future corporate partner. If our corporate partners pursue alternative technologies or fail to develop or commercialize successfully any product candidate to which they have obtained rights from us, our business will suffer.

We have a minority interest in a foreign entity and expect to obtain a minority interest in an additional foreign entity. There may be conflicts of interest between us and these entities.

     We have recently invested $18 million in cash in order to maintain our 45% interest in Genmab A/S, a Danish company we formed along with outside investors to develop and commercialize a portfolio of fully human antibodies derived from our HuMAb-Mouse technology. We currently have a 6% interest in IDM and expect to obtain additional equity in IDM. IDM intends to develop and commercialize a portfolio of antibody-based products. We will have significant minority ownership positions in each of these entities, but we will also have contractual obligations and rights which could result in conflicts between us and these entities.

We are dependent on our key personnel. If we are not able to attract and retain key employees and consultants, our business could be harmed.

     We are highly dependent on the members of our scientific and management staff. If we are not able to retain any of these persons, our business may suffer. In particular, we depend on the services of Donald L. Drakeman, our President and Chief Executive Officer, and Michael A. Appelbaum, our Executive Vice President-Finance and Administration, and Treasurer. For us to pursue product development, marketing and commercialization plans, we will need to hire additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. We may not be able to attract and retain personnel on acceptable terms, given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research- institutions. If we are not able to attract and retain qualified personnel, our business will suffer.

We depend on patents and proprietary rights. If we cannot adequately protect our patent and proprietary rights, our business will suffer.

     Our success depends in part on our ability to:

     . protect trade secrets;

     .  operate without infringing upon the proprietary rights of others; and

     .  obtain patents.

     We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We protect our proprietary position by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. While a number of patents have been issued in the United States and Europe relating to our human antibody technology, we may not be able to obtain patent protection in other countries. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. The patent position of biotechnology companies involves complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from third parties may not provide sufficient protection against competitors. Also, patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. The laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

     In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide protection or adequate remedies for our human antibody technology in the event of unauthorized use or disclosure of confidential and proprietary information, or breach of these agreements. Furthermore, our trade secrets may otherwise become known to, or be independently developed by, our competitors.

     Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. In the event that our technologies may infringe on the patents or violate other proprietary rights of third parties, we and our corporate partners may be prevented from pursuing product development or commercialization. Such a result would harm our business.

If the validity of our patents or other proprietary rights is challenged, our business will suffer.

     The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property lawsuits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

     .  enforce our issued and licensed patents;

     .  protect trade secrets or know-how that we own or license; or

     . determine the enforceability, scope and validity of the proprietary rights of others.

     If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be diverted. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Therefore, we and our collaborative partners may be restricted or prevented from manufacturing and selling products employing our human antibody technology, which would harm our business.

     In some cases, litigation or other proceedings may be necessary to defend against or to assert claims of infringement, to enforce patents issued to us or our licensors, to protect trade secrets, know-how or other intellectual property rights owned by us, or to determine the scope and validity of the proprietary rights of third parties. Such litigation could result in substantial costs to us. An adverse outcome in any such litigation or proceeding could subject us to significant liabilities, requiring us to cease using the subject technology or to license the subject technology from the third party. This could have a material adverse effect on our business, financial condition and results of operations.

     Even though we have received patents pertaining to the HuMAb-Mouse technology, this does not mean that we and our permitted licensees of HuMAb-Mice will have exclusive rights to antibodies against all targets that are made using this technology, or that we or our licensees will have the right to make, develop, use or sell such antibodies.

     . Our patents covering the HuMAb-Mouse technology include patents that cover particular human monoclonal antibodies. These patents do not cover all human antibodies.

     . Our patents may not protect against the importation of products, such as antibodies, made using HuMAb-Mouse technology.

     . Moreover, other parties could have blocking patent rights to products made using HuMAb-Mouse technology, such as antibodies, and their production and uses, either because of a proprietary position covering the antibody or the antibody's target. For example, we are aware of certain United States and European patents held by third parties relating to particular targets for their human monoclonal antibodies, to human monoclonal antibodies against varies targets and bispecific products, and the manufacture and use of such products. In particular, we are aware of a patent in the United States and Europe which pertains to certain monoclonal antibodies against CTLA-4.

     We seek to obtain licenses to such patents when, in our judgment, such licenses are needed. If any licenses are required, we may not be able to obtain any such license on commercially favorable terms, if at all. If these licenses are not obtained, we may be prevented from using certain of our technologies or taking certain products to market. Our failure to obtain a license to any required technology or product may have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that our products and/or actions in developing or selling our products will not infringe such patents. In general, our patent protection may not prevent others from developing competitive products using our technology or other technologies. Similarly, others may obtain patents that could limit our ability and the ability of our licensees to use, import, manufacture, market or sell products or impair our competitive position and the competitive position of our licensees.

     We are not the exclusive owner of the technology underlying our HuMAb-Mice. In March 1997, our wholly-owned subsidiary GenPharm International, Inc., entered into a cross-license and settlement agreement with Abgenix, Inc., Cell Genesys, Inc., Xenotech, L.P. and Japan Tobacco, Inc., pursuant to which Abgenix and these entities paid us and GenPharm a total of approximately $38.6 million during 1997 and 1998. This payment was in exchange for a non-exclusive license to certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice, that produce fully human antibodies that are integral to our products and business. These patents, licenses and inventions form the basis of our HuMAb-Mouse technology. Our business may suffer from the competition of these entities or if any of these entities breach the cross-license and settlement agreement.

We may face product liability claims related to the use or misuse of products employing our antibody technology which may harm our business, financial condition and results of operations.

     The administration of drugs to humans, in clinical trials or after commercialization, exposes us to product liability claims. Product liability claims may be expensive to defend and may result in large judgments against us. In November 1998, we voluntarily suspended clinical trials for one of our products after some patients experienced serious adverse events, or SAEs. In connection with the trial, we received a small number of claims against us. We believe that our product liability insurance is sufficient to cover the claims. We currently maintain liability insurance with specified coverage limits. Although we believe these coverage limits are adequate, we cannot be certain that the insurance policies will be sufficient to cover all claims that may be made against us. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms. Any claims against us, regardless of their merit, could harm our business, financial condition and results of operations.

We face intense competition and rapid technological change, and the failure to compete effectively would harm our business.

     The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. Developments by our competitors may render our human antibody technology obsolete or non-competitive. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. These companies have commenced clinical trials of antibody products or have successfully commercialized antibody produce. Many of these companies are addressing the same diseases and disease indications as we and our corporate partners. Also, we compete with companies that offer antibody generation services to companies that have antigens. These competitors have specific expertise or technology related to antibody development. We compete directly with Abgenix with respect to the generation of fully human antibodies from transgenic mice. We also compete with Cambridge Antibody Technology Group plc and MorphoSys AG with respect to the generation of fully human antibodies derived from phage display technology, and with Protein Design Labs, Inc. with respect to humanized marine antibodies.

     Some of our competitors have received regulatory approval or are developing or testing product candidates that compete directly with product candidates employing our antibody technology. Many of these companies and institutions, either alone or together with their corporate partners, have substantially greater financial resources and larger research and development staffs than we or some of our corporate partners do. In addition, many of these competitors have significantly greater experience than we do in:

     .  developing products;

     .  undertaking preclinical testing and clinical trials;

     .  obtaining FDA and other regulatory approvals of products; and

     .  manufacturing and marketing products.

     Accordingly, our competitors may obtain patent protection, receive FDA approval or commercialize products before we or our corporate partners do. If we or our corporate partners commence commercial product sales, we or our corporate partners will be competing against companies with greater marketing and manufacturing capabilities, areas in which we and certain of our corporate partners have limited or no experience.

     We also face intense competition from other pharmaceutical and biotechnology companies to establish corporate partnerships, as well as relationships with academic and research institutions, and to license proprietary technology. These competitors, either alone or with their corporate partners, may succeed in developing technologies or products that are more effective than ours.

If our operating losses are greater than anticipated, we may need substantial additional funding. We may not be able to obtain sufficient funds to grow our business or continue our operations.

     We will continue to expend substantial resources for research and development, including costs associated with developing our antibody technology and conducting preclinical testing and clinical trials. Our future liquidity and capital requirements will depend on:

     .  the size and complexity of research and development programs;

     .  the scope and results of preclinical testing and clinical trials;

     . the retention of existing and establishment of further corporate partnerships, if any;

     .  continued scientific progress in our research and development programs;

     .  the time and expense involved in seeking regulatory approvals;

     .  competing technological and market developments;

     . the time and expense of filing and prosecuting patent applications and enforcing patent claims; and

     . the cost of establishing manufacturing capabilities, conducting commercialization activities and arrangements and in-licensing products.

     We may be unable to raise sufficient funds to complete development of any of our product candidates or to continue operations. As a result, we may face delay, reduction or elimination of research and development programs or preclinical or clinical trials, in which case our business will suffer.

We are subject to extensive and costly government regulation. If we fail to obtain or maintain governmental approvals, we will not be able to commercialize our product and our business will suffer.

     Product candidates employing our human antibody technology are subject to extensive and rigors domestic government regulation. The FDA regulates the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If products employing our human antibody technology are marketed abroad, they will also be subject to extensive regulation by foreign governments. The regulatory review and approval process, which includes preclinical testing and clinical trials of each product candidate, is lengthy, expensive and uncertain. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish the candidate's safety and efficacy. The approval process takes many years, requires substantial resources, involves post-marketing surveillance, and may involve ongoing post-marketing studies. Delays in obtaining regulatory approvals may:

     . adversely affect the successful commercialization of any drugs that we or our corporate partners develop;

     .  impose costly procedures on us or our corporate partners;

     . diminish any competitive advantages that we or our corporate partners may attain; and

     .  adversely affect our receipt of revenues or royalties.

     Material changes to an approved product, such as manufacturing changes or additional labeling claims, require further FDA review and approval. Once obtained, any approvals may be withdrawn. Further, if we, our corporate partners or our contract manufacturers fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, the FDA may impose sanctions, including:

     .  delays;

     .  warning letters;

     .  fines, product recalls or seizures;

     .  injunctions;

     . refusal of the FDA to review pending market approval applications or supplements to approval applications;

     .  total or partial suspension of production;

     .  civil penalties;

     .  withdrawals of previously approved marketing applications; or

     .  criminal prosecutions.

     We expect to rely on our corporate partners to file INDs and direct the regulatory approval process for products employing our human antibody technology. Our corporate partners may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates employing our human antibody technology. If they fail to obtain required governmental approvals, our corporate partners will be delayed or precluded from marketing these products. As a result, commercial use of products employing our technology will not occur and our business may be harmed.

We do not have, and may never obtain, the regulatory approvals we need to market our product candidates.

     To date, we have not applied for or received the regulatory approvals required for the commercial sale of our products in the United States or in any foreign jurisdiction. None of our product candidates has been determined to be safe and effective, and we have not submitted a new drug application, or NDA, or a Biologics License Application, or BLA, to the FDA or to any foreign regulatory authorities for any of our product candidates. We have only limited experience in filing and pursuing applications necessary to obtain regulatory approval, and we cannot assure you that any of our product candidates will be approved for marketing.

If our manufacturing partners do not obtain or maintain current good manufacturing practices, we may not be able to commercialize our product candidates.

     We will depend on our corporate partners and other third parties to manufacture products employing our human antibody technology. Before commercializing a new drug, manufacturers must comply with the applicable FDA current good manufacturing practice regulations, or cGMP, which include quality control and quality assurance requirements as well as the maintenance of records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding state agencies, including unannounced inspections, and must be licensed before they can be used in commercial manufacturing of products employing our technology. After regulatory approvals are obtained, the subsequent discovery of previously unknown problems or failure to maintain compliance with the regulatory requirements may result in restrictions on the marketing of a product, withdrawal of the product from the market, seizures, injunctions, or criminal sanctions. We cannot assure you that such third parties will be able to comply with the applicable regulations.

Our operations involve hazardous materials and are subject to environmental controls and regulations.

     Our business activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially adversely affect our business, financial condition and results of operations.

Our stock price may be volatile.

     There has been significant volatility in the market prices of biotechnology companies' securities. Various factors and events may have a significant impact on the market price of our common stock. These factors include:

     .  fluctuations in our operating results;

     . announcements of technological innovations or new commercial therapeutic products by us or our competitors;

     .  published reports by securities analysts;

     .  progress with clinical trials;

     .  governmental regulation;

     .  developments in patent or other proprietary rights;

     .  developments in our relationship with collaborative partners;

     .  public concern as to the safety and efficacy of our products; and

     .  general market conditions.

     During Fiscal 2000, the high and low sales prices per share of our common stock, as reported on the Nasdaq National Market, were $206.00 and $28.375, respectively. The trading price of our common stock has been, and could continue to be, subject to wide fluctuations in response to these factors, including the sale or attempted sale of a large amount of our common stock into the market. Broad market fluctuations may also adversely affect the market price of our common stock.

We have obligations to issue shares of our common stock in the future which may have a dilutive effect on the shares of our common stock currently outstanding.

     As of May 31, 2000, we have 2,030,461 shares of common stock reserved for issuance pursuant to options and warrants having a weighted average exercise price of $8.65 per share and 454,796 shares of common stock issuable upon the exercise of certain warrants issued at an exercise price of $10.00 per share.

     The exercise of all or a portion of the outstanding options and warrants may result in a significant increase in the number of shares of our common stock diet will be subject to trading on The Nasdaq National Market, and the issuance and sale of the shares of our common stock upon the exercise thereof may have an adverse effect on the price of our common stock.

Future sales of our common stock could cause the market price of our common stock to decline.

     As of May 31, 2000, we have 35,159,160 shares of common stock outstanding, of which 3,257,354 are restricted securities as that term is defined in Rule 144 under the Securities Act. Under certain circumstances, these restricted securities may be sold without registration pursuant to such rule. In addition, the holders of 900,340 shares of such restricted securities are entitled to registration rights which could expedite the resale of such shares into the public market. We are unable to predict the effect that sales made under Rule 144 or pursuant to any registration may have on the market price of our common stock. The sale of a significant number of additional securities, or even the possibility thereof, may lower the market price of our common stock.

     We have filed registration statements on Form S-3 under the Securities Act relating to 4,246,673 shares of common stock that may be offered by certain of our stockholders and corporate partners. These shares of common stock are freely tradable without restriction or further registration under the Securities Act, except for shares held by our affiliates, which will be subject to resale limitations of Rule 144.

     In addition, we have filed registration statements on Form S-8 under the Securities Act which cover 3,103,236 shares of common stock currently issuable under our stock option plans. Shares issued under these plans, other than shares issued to affiliates, will be freely tradable in the public market.

Our restated certificate of incorporation and New Jersey law contain provisions that could delay or prevent an acquisition of our company.

     Our restated certificate of incorporation and by-laws contain provisions that may discourage third parties from seeking to acquire our company. These provisions include:

     .  a classified board of directors;

     . a requirement that special meetings of shareholders be called only by our board of directors, chairman of the board, chief executive officer or president;

     .  advance notice requirements for shareholder proposals and nominations;

     . limitations on the ability of shareholders to amend, alter or repeal our by-laws; and

     . the authority of the board of directors to issue, without shareholder approval, preferred stock with such terms as the board of directors may determine.

     We are also afforded the protections of the New Jersey Shareholders Protection Act. This New Jersey statute contains provisions which impose restrictions on shareholder action to acquire control of our company. The effect of the provisions of our restated certificate of incorporation and by-laws and New Jersey law may discourage third parties from acquiring control of our company.

                                USE OF PROCEEDS

     Novartis will receive all of the net proceeds from the sale of Common Stock owned by it and offered hereby. We will not receive any proceeds from the sale of Common Stock offered hereby.


                            SELLING SECURITYHOLDER

     The following table sets forth certain information as of the date of this Prospectus with respect to Novartis. We will not receive any of the proceeds from the sale of the Common Stock owned by Novartis. An aggregate of up to 123,001 shares of Common Stock may be offered by Novartis.

     In November 1998, we entered into a global licensing arrangement with Novartis involving our HuMAb-Mouse technology. Under the terms of the agreement, Novartis can use the HuMAb-Mouse technology throughout the entire Novartis organization for an unlimited number of targets for up to ten years. Under the terms of the arrangement, Novartis made an initial equity investment in our common stock of $2 million. Novartis made an additional $1 million equity investment in November, 1999. The Common Stock is being registered pursuant to certain registration rights granted to the Selling Securityholder as part of that transaction.


                              Shares of Common stock           Maximum Number
                                  Beneficially                  of Shares to             Shares Beneficially
                                 Owned Prior to                   be sold                   Owned After
                                   the Offering                 in offering                 the Offering
                              ----------------------          ---------------           --------------------
                             Number           Percent                                   Number        Percent
                             ------           -------                                   ------        -------
Novartis Pharma AG         123,001              *                 123,001               0             0%
Lichtstrasse 35
CH-4002
Basel, Switzerland

_____________
*  Less than 1%

                             PLAN OF DISTRIBUTION

     We are registering the Common Stock on behalf of Novartis. As used herein, Novartis includes donees and pledgees selling shares received from Novartis after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Common Stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the Common Stock by Novartis will be borne by Novartis. The sale of the Common Stock by Novartis may be effected from time to time in transactions (which may include block transactions by or for the account of Novartis) in the over-the-counter market or in negotiated transactions, through the writing of options on the Common Stock, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Novartis has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Common Stock.

     Novartis may effect such transactions by selling its Common Stock directly to purchasers, through broker-dealers acting as its agents or to broker-dealers who may purchase shares as principals and thereafter sell the Common Stock from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from Novartis and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). We have agreed to indemnify Novartis against certain liabilities, including liabilities arising under the Securities Act. Novartis may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

     Novartis and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Securities might be deemed to be underwriting discounts and commissions under the Securities Act. Because Novartis may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed Novartis that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market.

     We also understand that some or all of the Common Stock offered hereby may from time to time be sold pursuant to Rules 144, 144A or 904 under the Securities Act provided the requirements of such rules, including, without limitation, the holding period and the manner of sale requirements, are met.

     Upon being notified by Novartis that any material arrangement has been entered into with a broker-dealer for the sale of the Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-broker(s), where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon being notified by Novartis that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this Prospectus.


                                 LEGAL MATTERS

     Our counsel, Satterlee Stephens Burke & Burke LLP, New York, New York, has passed upon the validity of the Common Stock offered hereby. Dwight A. Kinsey, Esq., a partner of Satterlee Stephens Burke & Burke LLP, owns 3,000 shares of our Common Stock. Mr. Kinsey also holds options to purchase 30,000 shares of Common Stock (20,000 shares personally and 10,000 shares as nominee for the firm of Satterlee Stephens Burke & Burke LLP) which he received for services rendered as a corporate officer. No other partner or associate of the firm owns shares or holds options to purchase shares of Common Stock.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================

  No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. The Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                _______________

                               TABLE OF CONTENTS

Where You Can Find More
Information.................................................................   2
The Company.................................................................   3
Risk Factors................................................................   5
Use Of Proceeds.............................................................  20
Selling Securityholder......................................................  20
Plan Of Distribution........................................................  21
Legal Matters...............................................................  22
Experts.....................................................................  22

                                _______________

                                 MEDAREX, INC.





                        123,001 Shares of Common Stock,
                                $.01 par value







                           ------------------------
                                  PROSPECTUS
                           ------------------------











                                 June 13, 2000

================================================================================

                                    PART II
                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution

     Expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table. All amounts except the registration fee are estimated.

                                                                 Expenses
                                                                 --------
Registration Fee - Securities and Exchange Commission...........  $ 2,196
Transfer Agent Fees and Expenses................................    2,000
Accounting Fees and Expenses....................................    7,500
Legal Fees and Expenses.........................................    7,500
Blue Sky Fees and Expenses......................................    1,500
Printing and Engraving..........................................    1,500
Miscellaneous...................................................    2,804
                                                                  -------
      TOTAL.....................................................  $25,000
                                                                  =======

     The Company will bear all of the expenses of the registration of the securities being offered.

Item 15.  Indemnification of Directors and Officers

     The Restated Certificate of Incorporation, as amended, and Article XIII of the Registrant's Amended and Restated By-Laws provide for the indemnification of its Officers and Directors under certain circumstances and are incorporated herein by reference.

     Section 14A:3-5 of The New Jersey Business Corporation Act (the "NJBCA") empowers a New Jersey corporation to indemnify any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or legal representative of any such director, officer, trustee, employee or agent (a "corporate agent"), against his expenses and liabilities incurred in connection with any proceeding involving the corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (b) with respect to any criminal proceeding, such corporate agent had no reason to believe that his conduct was unlawful. In addition, a corporation may indemnify such corporate agent against his expenses in connection with any preceding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of his having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of the State of New Jersey or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

     Under the NJBCA a corporation shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to above or in defense of any claim, issue or matter therein.

     The indemnification and advancement of expenses provided by or granted pursuant to the NJBCA shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Registrant for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

Item 16.  Exhibits and Financial Statement Schedules

     (a)  Exhibits

     The following exhibits are filed as part of this Registration Statement:

      5.1 Opinion of Satterlee Stephens Burke & Burke LLP re: legality of securities being registered.

     23.1  Consent of Ernst & Young LLP.

     23.2 Consent of Satterlee Stephens Burke & Burke LLP (included in their opinion filed as Exhibit 5.1.)

     24.1 Power of Attorney (included in the signature page to the Registration Statement).

     (b)  Financial Statement Schedules

     All schedules are omitted because of the absence of the conditions under which they are required, or because the information called for is included in the financial statements or notes thereto.

Item 17.  Undertakings

          The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          See Item 14, "Indemnification of Directors and Officers."

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on this 5/th/ day of June, 2000.

                                         MEDAREX, INC.

                                         By:/s/ Irwin Lerner
                                            ------------------------------------
                                         Irwin Lerner
                                         Chairman of the Board

                               POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS:

          That the undersigned officers and directors of Medarex, Inc., a New Jersey corporation, do hereby constitute and appoint Donald L. Drakeman and Michael A. Appelbaum, and either of them, the lawful attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power of authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, post-effective and supplements thereof, and to any and all instruments or documents filed as part of or in connection with such Registration Statement, and each of the undersigned hereby certifies and confirms all that said attorney and agent, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

          IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the dates indicated below.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                                    Title                                Date
           ---------                                    -----                                ----
/s/ Irwin Lerner                      Chairman of the Board                                June 5, 2000
-----------------------------------
Irwin Lerner

/s/ Donald L. Drakeman                President, Chief Executive Officer and Director      June 5, 2000
-----------------------------------
Donald L. Drakeman                   (Principal Executive Officer)

/s/ Michael A. Appelbaum              Executive Vice President - Finance and               June 5, 2000
-----------------------------------
Michael A. Appelbaum                 Administration, Treasurer, Chief Financial Officer
                                     and Director (Principal Financial and Accounting
                                     Officer)

/s/ Michael W. Fanger                 Director                                             June 5, 2000
-----------------------------------
Michael W. Fanger

/s/ Julius A. Vida                    Director                                             June 5, 2000
-----------------------------------
Julius A. Vida

/s/ Charles R. Schaller               Director                                             June 5, 2000
-----------------------------------
Charles R. Schaller

/s/ W. Leigh Thompson, Jr.            Director                                             June 5, 2000
-----------------------------------
W. Leigh Thompson, Jr.

/s/ Fred Craves                       Director                                             June 5, 2000
-----------------------------------
Fred Craves

                               INDEX TO EXHIBITS


  5.1 Opinion of Satterlee Stephens Burke & Burke LLP re: legality of securities being registered.

 23.1     Consent of Ernst & Young LLP.

 23.2 Consent of Satterlee Stephens Burke & Burke LLP (included in their opinion filed as Exhibit 5.1.)

 24.1 Power of Attorney (included in the signature page to the Registration Statement).